Page E-15

                                                                   Exhibit 10.11

                                    GUARANTY


     THIS GUARANTY is given as of the ___ day of February, 2001, by Integrated Spatial Information Solutions, Inc., a Colorado corporation having its administrative offices at Plaza Center, 19039 East Plaza Drive, Suite 245, Parker, Colorado 80134 ("ISIS"), in favor of Human Vision L.L.C., a Maryland limited liability company having its principal office at 8181 Professional Place, Suite 200, Landover, Maryland 20785 ("Human Vision").

                                    RECITALS:

     A. ISIS is the sole shareholder of PlanGraphics, Inc., a Maryland corporation having its principal office at 112 East Main Street, Frankfort, Kentucky 40601 ("PlanGraphics").

     B. PlanGraphics desires to extend its financing arrangement ("Loan") with National City Bank of Kentucky ("Bank") under that certain loan agreement, security agreement and related instruments between PlanGraphics and the Bank dated November 5, 1999 ("Loan Documents") for financing the operation of its business.

     C. As a condition to extending the Loan, the Bank has required that PlanGraphics obtain a letter of credit in the amount of $325,000 that will be available to the Bank if an event of default occurs under the Loan Documents or if the Loan is not repaid in full by April 30, 2001 ("Letter of Credit").

     D. Human Vision is willing to obtain the Letter of Credit from its banking sources, but only if, among other things, (i) PlanGraphics will indemnify Human Vision against any draws or other claims that may be presented under the Letter of Credit and (ii) ISIS will guarantee PlanGraphics' indemnification as set forth in this Guaranty.



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                                                                       Page E-16

     E. The providing of the financing is of substantial benefit to ISIS, as the sole shareholder of PlanGraphics, and therefore ISIS desires to guarantee PlanGraphics' obligations to indemnify Human Vision.

                                   WITNESSETH:

     Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, ISIS agrees as follows:

     1. Obligation. ISIS hereby guarantees, absolutely and unconditionally, to Human Vision, the prompt and complete payment by PlanGraphics of all amounts, including without limitation principal, interest, penalties, attorney fees, costs and expenses ("Indemnity Obligations"), that become due under that certain indemnity agreement of even date herewith between PlanGraphics and Human Vision ("Indemnity Agreement").

     2. Consideration. As consideration for obtaining the Letter of Credit, ISIS shall pay to Human Vision the consideration set forth in the Consideration Agreement for Standby Letter of Credit and Loan to ISIS dated February ___, 2001 and executed by ISIS and PlanGraphics, which is incorporated herein by reference.

     3. Limit. ISIS's maximum liability under this Guaranty shall be an amount equal to PlanGraphics' maximum liability under the Indemnity Agreement, plus costs of collecting the Indemnity Obligations, including without limitation reasonable attorneys' fees.


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                                                                       Page E-17


     4. Security. ISIS shall secure its obligations under this Guaranty by pledging its one share of common stock of PlanGraphics, which ISIS represents and warrants is all of the issued and outstanding stock of PlanGraphics, in accordance with the terms and conditions of that certain stock pledge agreement of even date herewith between ISIS and Human Vision ("Stock Pledge Agreement").

     5. Term of Guaranty. This Guaranty shall terminate upon the earlier of (a) the date on which the Indemnity Agreement terminates, provided no Indemnity Obligations are unpaid at that time, or (b) the date on which all the Indemnity Obligations have been paid or otherwise discharged. However, termination shall not affect ISIS's liability for any obligation which accrued prior the termination date.

     6. Modification. PlanGraphics may enter into any modification of the Indemnity Agreement without first obtaining ISIS's written consent, and no such modification shall in any manner affect the liability of ISIS under this Guaranty. ISIS shall have the benefit of any modification of the obligations of PlanGraphics under the Indemnity Agreement, and shall also have the benefit of any settlement, compromise, or adjustment of any Indemnity Obligations arising out of such modification.

     7. Effect. This is a guarantee of payment and not merely a guarantee of collection. ISIS's liability under this Guaranty is not contingent upon the pursuit of any remedies against PlanGraphics or any other person.


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                                                                       Page E-18


     8. Waiver. ISIS hereby waives: (a) notice of acceptance of this Guaranty by Human Vision, or of Human Vision' reliance upon this Guaranty; (b) protest, presentment, demand for payment, notice of default or nonpayment, notice of dishonor; and (c) nonperformance or nonpayment by PlanGraphics of any of the Indemnity Obligations.

     9. Investigation. ISIS has been furnished with all information relating to PlanGraphics and its financial condition that it has requested, and ISIS has had an opportunity to obtain such information as it considers desirable for an independent verification of the accuracy of any information furnished to it. ISIS warrants that it has relied exclusively on its own investigation of these matters for its decision to guarantee the Indemnity Obligations.

     10. Binding Effect. This Guaranty shall inure to the benefit of Human Vision and its successors and assigns, and shall be binding upon ISIS and its successors and assigns.

     11. Construction and Interpretation.

     (a) This Guaranty shall be construed pursuant to and governed by the laws of the State of Maryland.

     (b) The headings of the various sections of this Guaranty are inserted for the convenience of the parties and shall not affect the meaning, construction, or interpretation of this Guaranty.

     (c) Any provision of this Guaranty which is determined by a court of competent jurisdiction to be prohibited, unenforceable, or not authorized or an unreasonable restriction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, nonauthorization, or restriction without invalidating the remaining provisions


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                                                                       Page E-19


of this Guaranty or affecting the validity, enforceability, or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect. If any provision or term of this Guaranty is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or interpretation valid shall be favored.

     IN WITNESS WHEREOF, ISIS has signed this Guaranty as of the date above. Attest/Witness:

                                  Integrated Spatial Information Solutions, Inc.


By:________________________       By:__________________________________

Its:________________________      Its:___________________________________

STATE OF KENTUCKY

COUNTY OF FRANKLIN

     The foregoing Guaranty was acknowledged before me this _____ day of February, 2001, by _______________, ______________ of Integrated Spatial
Information Solutions, Inc., a Colorado corporation, on behalf of the corporation.

     My commission expires:___________________


                                  ----------------------------
                                  Notary Public State-at-Large